Exhibit 16.1

May 18, 2022

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, D.C. 20549

Re: Western Magnesium Corporation – SEC File No. 000-56323

Commissioners:

We are the former independent accountants for Western Magnesium Corporation (the “Company”). We have been furnished with a copy of the Company’s Form 8-K disclosing our resignation as independent public accountants of the Company which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01(a) of Form 8-K, as part of the Form 8-K of Western Magnesium Corporation.

We confirm our agreement with the statements contained in Item 4.01(a) in such disclosure as it relates to our Firm. We are not in a position to agree or disagree with the statements in such disclosure regarding the appointment of or consultations with new independent accountants by the Company.

Yours very truly,

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, Canada